Exhibit 99.1
Velo3D Reports Second Quarter 2023 Financial Results
Year Over Year Second Quarter Revenue up 28% / 1H23 up 63%

•Q223 revenue of $25 million – 28% year over year increase
•Continued gross margin expansion – 12%, up from 11% in Q123
•Record new customer demand – 90% of bookings in Q223
•Net cash flow in line with forecast – ended Q223 with $47M in cash
•Updated 2023 revenue guidance of $105M to $115M – result of delays in booking certain orders

CAMPBELL, Calif., Aug. 10, 2023 - Velo3D, Inc. (NYSE: VLD), a leading additive manufacturing technology company for mission-critical metal parts, today announced financial results for its fiscal second quarter ended June 30, 2023.

“Our second quarter results reflect strong execution as we expanded our global footprint, improved manufacturing cycle times through our efficiency initiatives and prudently managed our costs,” said Benny Buller, CEO of Velo3D. “Demand for our industry leading technology remains strong as we booked a record amount of new customer orders during the quarter and exited Q223 with a growing pipeline across a diverse set of industries. In particular, we continued to expand our presence in the defense vertical while maintaining our leading position as a preferred supplier to the global space industry. However, despite these positive demand trends, second quarter bookings came in below plan, primarily due to delays in booking certain orders, which will impact our second half revenue forecast. As a result, we now expect our fiscal year 2023 revenue to be in the range of $105 million to $115 million. Importantly, our path to profitability remains clear and with the announcement of our registered direct offering of $70 million of senior secured convertible notes, we believe we have strong liquidity to reach our goal of sustained profitability.

“Operationally, manufacturing cycle times continue to improve for our Sapphire XC and Sapphire XC 1MZ systems. As these systems have become the majority of our quarterly shipments, we are now seeing the benefits of scale in our production processes. This scale, combined with the continued improvement in materials costs and manufacturing efficiency, has enabled us to improve our gross margin in the second quarter. We also remain committed to managing our expense structure and expect to materially reduce our operating costs in the second half of the year.

“Finally, we continue to execute on our 2023 strategic priorities and our focus for the balance of the year continues to be on margin expansion, reducing our manufacturing and operating costs and improving cash flow. We are excited about the future as demand for our industry leading technology remains high as customers continue to look to Velo3D to manufacture the critical, high value metal parts they need.”

($ in Millions, except percentages and per-share data)	2nd Quarter 2023	1st Quarter 2023	2nd Quarter 2022
GAAP revenue	$25.1	$26.8	$19.6
GAAP gross margin	11.9%	10.9%	6.3%
GAAP net income (loss)[1]	($23.2)	($36.2)	$128.0
GAAP net income (loss) per diluted share	($0.12)	($0.19)	$0.63

Non-GAAP net loss[2]	($19.3)	($17.8)	($21.0)
Non-GAAP net loss per diluted share[2]	($0.10)	($0.09)	($0.10)
Cash and Investments	$47	$64	$142

Information about Velo3D’s use of non-GAAP information, including a reconciliation to U.S. GAAP, is provided at the end of this release.
1.Reconciliations to U.S. generally accepted accounting principles (GAAP) financial measures are presented below under “Non-GAAP Financial Information”.
2.Non-GAAP net loss and non-GAAP net loss per diluted share exclude stock-based compensation expense, and fair value adjustments for the Company’s warrants and earnout liabilities in the three months ended June 30, 2023, March 31, 2023 and June 30, 2022.

Summary of Second Quarter 2023 results
Revenue for the second quarter was $25.1 million, an increase of 28% year over year. Compared to the second quarter of 2022, Year of Sale revenue1 improvement was driven by a higher average selling price due to higher transaction pricing and a more favorable Sapphire XC system product mix. On a sequential basis, Year of Sale revenue declined slightly due to lower transaction pricing and lower maintenance and other part sales. Support service and recurring payment revenue of $1.9 million was in line with the second quarter of 2022 as the increase in support service revenue resulting from a larger installed base was offset by a decrease in recurring payment revenue due to a one-time charge and expiration and buyouts of system leases.

Gross margin for the second quarter was 11.9%, up 100 basis points sequentially. Printer sales margin increased approximately 400 basis points to 14.9% due to improved material and production efficiency. This improvement was partially offset by higher service support costs and a one-time charge affecting recurring payment revenue. The company expects further improvement in its material costs through the end of 2023.

Operating expenses for the second quarter were $28.7 million compared to $27.0 million in the first quarter of 2023. The increase in operating expenses was driven by a $1.9 million increase in research and development primarily related to material costs for a new product development program. Both sales and marketing and administrative costs were in line with company expectations. Non-GAAP operating expenses, which excludes stock-based compensation expense of $6.5 million, was $22.2 million. The company remains committed to reducing its operating expenses in the second half of 2023.

Net loss for the quarter was $23.2 million and reflected a gain of $2.7 million on the fair value of warrants and contingent earnout liabilities. Non-GAAP net loss, which excludes, among other items, the gain on fair value of warrants and contingent earnout liabilities as well as stock-based compensation expense, was $19.3 million in the three months ended June 30, 2023. Adjusted EBITDA for the quarter, excluding the same metrics, was a loss of $17.5 million. For more information regarding the company’s non-GAAP financial measures, see “Non-GAAP Financial Information” below.
1 Year of sale revenue refers to revenue from all units shipped within the calendar year.

The company ended the quarter with a solid balance sheet with $47 million in cash and investments. Net cash flow for the quarter was in line with forecasts and the company expects sequential improvement in cash flow through the balance of the year.

Guidance
The company expects third quarter year-over-year revenue growth in excess of 27%. However, due to the delay in Q2 bookings signings, the company now expects 2023 revenue to be in the range of $105 - $115 million compared to its previous guidance of $120 - $130 million.

For the third quarter of 2023, the company expects the following:
•Revenue in the range of $25 million to $29 million
•Gross margin in the range of 14% to 18%, assuming no non-recurring charges

For the fiscal year 2023, the company’s updated guidance is as follows:
•Revenue in the range of $105 million to $115 million
•Gross margin in the range of 14% to 18%, assuming no non-recurring charges – with gross margin of 21% to 25% in the fourth quarter of 2023
•Continued improvement in quarterly cash flow for the balance of 2023

The company will host a conference call for investors this afternoon to discuss its second quarter 2023 at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from the Events page of the Investor Relations section of Velo3D’s website at ir.velo3d.com.

About Velo3D:
Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or Twitter.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.
###

Investor Relations:
Velo3D
Bob Okunski, VP Investor Relations
investors@velo3d.com

Media Contact:
Velo3D
Dan Sorensen, Senior Director of PR
press@velo3d.com

Amounts herein pertaining to June 30, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”). More information on our results of operations for the three months ended June 30, 2023 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC.

Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the company’s guidance for the third quarter, fourth quarter and full year 2023 (including the company’s estimates for revenue, revenue growth, and gross margin), the company’s expectations regarding its ability to achieve profitability, the company’s strategic priorities for 2023 (including the company’s plans and targets for revenue growth, gross margin improvement, manufacturing and operating cost reductions and cash flow improvements), the company’s expectations regarding its liquidity and capital requirements, and the company’s other expectations, hopes, beliefs, intentions or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “FY 2022 10-K”), which was filed by the company with the SEC on March 20, 2023 and the other documents filed by the company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability of the company to execute its business plan, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its key employees; (2) changes in the applicable laws or regulations; (3) the possibility that the company may be adversely affected by other economic, business, and/or competitive factors; (4) the impact of the global COVID-19 pandemic; and (5) other risks and uncertainties indicated from time to time described in the FY 2022 10-K, including those under “Risk Factors” therein, and in the company’s other filings with the SEC. The company cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Information

The company uses non-GAAP financial measures to help it make strategic decisions, establish budgets and operational goals for managing its business, analyze its financial results and evaluate its performance. The company also believes that the presentation of these non-GAAP financial measures in this release provides an additional tool for investors to use in comparing the company’s core business and results of operations over multiple periods. However, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this release should not be considered as the sole measure of the company’s performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States (“GAAP”).

The information in the table below sets forth the non-GAAP financial measures that the company uses in this release. Because of the limitations associated with these non-GAAP financial measures, “Non-GAAP Net Loss”, “EBITDA”, “Adjusted EBITDA”, “Adjusted EBITDA excluding merger costs and loss on convertible note extinguishment” and “Non-GAAP Operating Expenses”, should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The company compensates for these limitations by relying primarily on its GAAP results and using Non-GAAP Net Loss, EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding merger costs and loss on convertible note extinguishment and Non-GAAP Operating Expenses on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate the company's business.

The following tables reconcile Net income (loss) to Non-GAAP Net Loss, EBITDA, and Adjusted EBITDA and Total Operating Expenses to Non-GAAP Operating Expenses during the three months ended June 30, 2023, March 31, 2023, June 30, 2022 and March 31, 2022 and the six months ended June 30, 2023 and June 30, 2022:

Velo3D, Inc.
NON-GAAP Net Loss Reconciliation
(Unaudited)

	Three months ended				Six months ended				Three months ended
	June 30,		June 30,		June 30,		June 30,		March 31,		March 31,
	2023		2022		2023		2022		2023		2022
	(In thousands, except share and per share data)
		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev
Revenues	$25,134	100%	$19,644	100%	$51,948	100%	$31,862	100%	$26,814	100%	$12,218	100%
Gross profit	2,980	11.9%	1,232	6.3%	5,905	11.4%	1,247	3.9%	2,925	10.9%	15	0.1%
Net income (loss)	$(23,201)	(92.3)%	$127,950	651.3%	$(59,399)	(114.3)%	$62,608	196.5%	$(36,198)	(135.0)%	$(65,341)	(534.8)%
Stock-based compensation	6,535	26.0%	4,976	25.3%	12,771	24.6%	9,933	31.2%	6,236	23.3%	4,957	40.6%
(Gain) loss on fair value of warrants	(828)	(3.3)%	(23,665)	(120.5)%	1,725	3.3%	(17,651)	(55.4)%	2,553	9.5%	6,014	49.2%
(Gain) loss on fair value of contingent earnout liabilities	(1,843)	(7.3)%	(130,227)	(662.9)%	7,810	15.0%	(98,995)	(310.7)%	9,653	36.0%	31,232	255.6%
Non-GAAP Net loss	$(19,337)	(76.9)%	$(20,966)	(106.7)%	$(37,093)	(71.4)%	$(44,105)	(138.4)%	$(17,756)	(66.2)%	$(23,138)	(189.4)%

Velo3D, Inc.
NON-GAAP Adjusted EBITDA Reconciliation
(Unaudited)

	Three months ended				Six months ended				Three months ended
	June 30,		June 30,		June 30,		June 30,		March 31,		March 31,
	2023		2022		2023		2022		2023		2022
	(In thousands)
		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev
Revenues	$25,134	100%	$19,644	100%	$51,948	100%	$31,862	100%	$26,814	100%	$12,218	100%
Net income (loss)	$(23,201)	(92.3)%	$127,950	651.3%	$(59,399)	(114.3)%	$62,608	196.5%	$(36,198)	(135.0)%	$(65,341)	(534.8)%
Interest expense	344	1.4%	92	0.5%	564	1.1%	233	0.7%	220	0.8%	141	1.2%
Tax expense	—	—%	—	—%	—	—%	—	—%	—	—%	—	—%
Depreciation and amortization	1,466	5.8%	1,087	5.5%	3,026	5.8%	2,108	6.6%	1,560	5.8%	1,021	8.4%
EBITDA	(21,391)	(85.1)%	129,129	657.3%	(55,809)	(107.4)%	64,949	203.8%	(34,418)	(128.4)%	(64,179)	(525.3)%
Stock-based compensation	6,535	26.0%	4,976	25.3%	12,771	24.6%	9,933	31.2%	6,236	23.3%	4,957	40.6%
(Gain) loss on fair value of warrants	(828)	(3.3)%	(23,665)	(120.5)%	1,725	3.3%	(17,651)	(55.4)%	2,553	9.5%	6,014	49.2%
(Gain) loss on fair value of contingent earnout liabilities	(1,843)	(7.3)%	(130,227)	(662.9)%	7,810	15.0%	(98,995)	(310.7)%	9,653	36.0%	31,232	255.6%
Adjusted EBITDA	$(17,527)	(69.7)%	$(19,787)	(100.7)%	$(33,503)	(64.5)%	$(41,764)	(131.1)%	$(15,976)	(59.6)%	$(21,976)	(179.9)%

Velo3D, Inc.
NON-GAAP Adjusted Operating Expenses Reconciliation
(Unaudited)

	Three months ended				Six months ended				Three months ended
	June 30,		June 30,		June 30,		June 30,		March 31,		March 31,
	2023		2022		2023		2022		2023		2022
	(In thousands)
		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev		% of Rev
Revenues	$25,134	100%	$19,644	100%	$51,948	100%	$31,862	100%	$26,814	100%	$12,218	100%
Operating expenses
Research and development	12,454	49.6%	12,965	66.0%	23,001	44.3%	25,880	81.2%	10,547	39.3%	12,915	105.7%
Selling and marketing	6,108	24.3%	6,249	31.8%	12,282	23.6%	12,232	38.4%	6,174	23.0%	5,983	49.0%
General and administrative	10,124	40.3%	8,259	42.0%	20,451	39.4%	17,549	55.1%	10,327	38.5%	9,290	76.0%
Total operating expenses	28,686	114.1%	27,473	139.9%	55,734	107.3%	55,661	174.7%	27,048	100.9%	28,188	230.7%
Stock-based compensation	6,535	26.0%	4,976	25.3%	12,771	24.6%	9,933	31.2%	6,236	23.3%	4,957	40.6%
Adjusted operating expenses	$22,151	88.1%	$22,497	114.5%	$42,963	82.7%	$45,728	143.5%	$20,812	77.6%	$23,231	190.1%

Velo3D, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Revenue
3D Printer	$23,190	$24,575	$17,615	$47,765	$27,799
Recurring payment	35	575	934	610	1,859
Support services	1,909	1,664	1,095	3,573	2,204
Total Revenue	25,134	26,814	19,644	51,948	31,862
Cost of revenue
3D Printer	19,728	21,974	15,633	41,702	26,112
Recurring payment	335	447	685	782	1,403
Support services	2,091	1,468	2,094	3,559	3,100
Total cost of revenue	22,154	23,889	18,412	46,043	30,615
Gross profit	2,980	2,925	1,232	5,905	1,247
Operating expenses
Research and development	12,454	10,547	12,965	23,001	25,880
Selling and marketing	6,108	6,174	6,249	12,282	12,232
General and administrative	10,124	10,327	8,259	20,451	17,549
Total operating expenses	28,686	27,048	27,473	55,734	55,661
Loss from operations	(25,706)	(24,123)	(26,241)	(49,829)	(54,414)
Interest expense	(344)	(220)	(92)	(564)	(233)
Gain (loss) on fair value of warrants	828	(2,553)	23,665	(1,725)	17,651
Gain (loss) on fair value of contingent earnout liabilities	1,843	(9,653)	130,227	(7,810)	98,995
Other income, net	178	351	391	529	609
Income (loss) before provision for income taxes	(23,201)	(36,198)	127,950	(59,399)	62,608
Provision for income taxes	—	—	—	—	—
Net income (loss)	$(23,201)	$(36,198)	$127,950	$(59,399)	$62,608

Net income (loss) per share:
Basic	$(0.12)	$(0.19)	$0.69	$(0.31)	$0.34
Diluted	$(0.12)	$(0.19)	$0.63	$(0.31)	$0.31
Shares used in computing net income (loss) per share:
Basic	193,917,908	189,609,021	184,282,194	191,775,367	183,892,304
Diluted	193,917,908	189,609,021	202,326,053	191,775,367	203,026,468

Net income (loss)	$(23,201)	$(36,198)	$127,950	$(59,399)	$62,608
Net unrealized holding gain (loss) on available-for-sale investments	148	288	(335)	436	(943)
Other comprehensive income (loss)	$(23,053)	$(35,910)	$127,615	$(58,963)	$61,665

Velo3D, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$28,868	$31,983
Short-term investments	18,475	48,214
Accounts receivable, net	14,284	9,185
Inventories	78,015	71,202
Contract assets	15,255	6,805
Prepaid expenses and other current assets	2,860	5,533
Total current assets	157,757	172,922
Property and equipment, net	18,376	19,812
Equipment on lease, net	7,668	9,070
Other assets	23,001	23,310
Total assets	$206,802	$225,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,579	$12,207
Accrued expenses and other current liabilities	9,369	15,877
Debt – current portion	2,973	2,775
Contract liabilities	5,772	15,194
Total current liabilities	35,693	46,053
Long-term debt – less current portion	19,400	5,422
Contingent earnout liabilities	25,224	17,414
Warrant liabilities	4,470	2,745
Other noncurrent liabilities	11,420	12,634
Total liabilities	96,207	84,268
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.00001 par value - 500,000,000 shares authorized at June 30, 2023 and December 31, 2022, 196,737,320 and 187,561,368 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	390,240	361,528
Accumulated other comprehensive loss	(401)	(837)
Accumulated deficit	(279,246)	(219,847)
Total stockholders’ equity	110,595	140,846
Total liabilities and stockholders’ equity	$206,802	$225,114

Velo3D, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,	June 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$(59,399)	$62,608
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	3,026	2,108
Stock-based compensation	12,771	9,933
(Gain) loss on fair value of warrants	1,725	(17,651)
(Gain) loss on fair value of contingent earnout liabilities	7,810	(98,995)
Changes in assets and liabilities
Accounts receivable	(5,099)	961
Inventories	3,538	(34,826)
Contract assets	(8,450)	(131)
Prepaid expenses and other current assets	3,609	7,049
Other assets	292	1,283
Accounts payable	(1,716)	(415)
Accrued expenses and other liabilities	(6,249)	5,977
Contract liabilities	(9,422)	(6,077)
Other noncurrent liabilities	(1,214)	(617)
Net cash used in operating activities	(58,778)	(68,793)
Cash flows from investing activities
Purchase of property and equipment	(690)	(8,578)
Production of equipment for lease to customers	(3,694)	(2,563)
Purchases of available-for-sale investments	—	(87,655)
Proceeds from maturities of available-for-sale investments	29,984	4,000
Net cash provided by (used in) investing activities	25,600	(94,796)
Cash flows from financing activities
Proceeds from ATM offering, net of issuance costs	15,591	—
Proceeds from revolver facility	14,000	—
Proceeds from equipment loans	1,600	—
Repayment of property and equipment loan	(1,467)	—
Repayment of term loan	—	(1,067)
Issuance of common stock upon exercise of stock options	350	570
Net cash provided by (used in) provided by financing activities	30,074	(497)
Effect of exchange rate changes on cash and cash equivalents	(11)	(7)
Net change in cash and cash equivalents	(3,115)	(164,093)
Cash and cash equivalents and restricted cash at beginning of period	32,783	208,402
Cash and cash equivalents and restricted cash at end of period	$29,668	$44,309

Supplemental disclosure of cash flow information
Cash paid for interest	$564	$152
Supplemental disclosure of non-cash information
Unpaid liabilities related to property and equipment	177	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts shown on the condensed consolidated statements of cash flows:

	Six Months Ended
	June 30,	June 30,
	2023	2022

Cash and cash equivalents	$28,868	$43,509
Restricted cash (Other assets)	800	800
Total cash and cash equivalents, and restricted cash	$29,668	$44,309